News Release

www.nortelnetworks.com	Exhibit 99.1

FOR IMMEDIATE RELEASE	July 24, 2003

For more information:

Investors:	Media:
888-901-7286	Tina Warren
905-863-6049	905-863-4702
investor@nortelnetworks.com	tinawarr@nortelnetworks.com

Nortel Networks Reports Results for Second Quarter of 2003

•	Revenues: US$2.33 billion, down sequentially approximately 3%

•	Net loss of US$14 million; US$0.00 per common share

•	Strong cash balance of US$4.2 billion, up sequentially approximately US$0.2 billion

TORONTO – Nortel Networks* Corporation [NYSE/TSX: NT] today reported results for the second quarter and the first six months of 2003 prepared in accordance with United States generally accepted accounting principles.

Second Quarter 2003 Results

Revenues were US$2.33 billion for the second quarter of 2003 compared to US$2.40 billion for the first quarter of 2003 and US$2.77 billion for the second quarter of 2002. Nortel Networks reported a net loss in the second quarter of 2003 of US$14 million, or US$0.00 per common share, compared to net earnings of US$54 million, or US$0.01 per common share, in the first quarter of 2003 and a net loss of US$697 million, or US$0.20 per common share, in the second quarter of 2002.

Net loss in the second quarter of 2003 included an aggregate of US$37 million (net of tax) for the amortization of acquired technology and deferred stock option compensation associated with acquisitions and US$5 million of special charges for restructuring. The company’s results also included a benefit of approximately US$51 million (pre-tax) related to the reduction in provisions associated with the collection in the quarter of certain customer financing receivables.

“Our second quarter results reflected the continued cautious spending exhibited by our customers,” said Frank Dunn, president and chief executive officer, Nortel Networks. “Although the industry conditions remained difficult, our momentum and leadership position continued across our key focus areas. We continued to engage and create value for our customers, focusing on the growth opportunities and leveraging our technology and solutions leadership.”

Highlights of some of Nortel Networks recent announcements across its focus areas included:

Wireless Data

•	Continued momentum of Nortel Networks GSM, GPRS and Enhanced Data Rates for GSM Evolution (EDGE) solutions in North America with the announcement of a four-year agreement estimated to be worth US$300 million with T-Mobile USA as well as a Cingular Wireless contract for Home Location Register (HLR); and

•	Growth in the deployment of CDMA2000 1X solutions with the commercial launch by Midwest Wireless of its first phase 3G CDMA 1X network.

Voice over Packet

•	Continued to demonstrate success across the service provider Voice over IP (VoIP) market with the deployment of a fully featured VoIP network for cable operator Cox Communications and a long distance VoIP network for MCI and the first major local service commercial launch of VoIP service with Sprint; and

•	Established top position in global IP line shipments with 22 percent market share in the first quarter of 2003, as reported by Dell’Oro Group.

Multimedia Services and Applications

•	Contract with SaskTel to support its plans to become the world’s first provider to deploy Advanced Multimedia and Packet Voice Services using Nortel Networks Multimedia Communications Portfolio and Succession* VoIP equipment enabling unified communications capabilities across multiple media and devices;

•	Contracts to provide secure broadband Internet access, IP-VPNs and other IP services across a five province network for China Netcom, China Railcom and China Telecom, based on Shasta* 5000 Broadband Service Node and Passport* 15000; and

•	Deployment of Visitor-Based Networking (VBN) solution enabling hospitality operator Mandalay Resort Group to offer customizable wired and wireless access based on Nortel Networks fully interoperable portfolio of IP switches and WLAN devices.

Broadband Networking

•	Ongoing leadership in packet networks with Cincinnati Bell Wireless GSM and GPRS core wireless data network and multiservice broadband network in The Netherlands for Orange NL;

•	First deployments of Passport 20000 core multiservice switching platforms in the Caribbean and Latin America region with Cable & Wireless Jamaica and Dominican Republic’s CODETEL;

•	Two contracts with British Telecom (BT) to deploy OPTera* Metro 5200 Multiservice platform for storage area network (SAN) connectivity services and OPTera Connect HDX optical switches in BT’s pan-European networks;

•	Contract to enable NTT Communications to provide fiber channel leased line service for the disaster recovery market and leased broadband network infrastructure for enterprise customers based on OPTera Metro 5200 DWDM; and

•	University of Texas at Austin and School District of Philadelphia to deploy multimedia and enhanced educational applications based on the enriched OPTera Metro 5000 multiservice platform, leveraging Fiber Availability Service and standards-compliant Coarse Wavelength Division Multiplexing (CWDM).

“I am pleased that our business model performed well in this challenging market,” said Doug Beatty, chief financial officer, Nortel Networks. “Going forward, we will continue to manage each of our businesses based on individual performance and market opportunities.”

Outlook

Frank Dunn said, “I am encouraged, based on our customer engagement and their support for our solutions, in our ability to improve our market position going forward. Given the ongoing global economic pressures and industry conditions, we will continue to manage our business cautiously in the near term.”

Consistent with last quarter, Nortel Networks is not providing any specific revenue or earnings guidance at this time.

Breakdown of Second Quarter 2003 Revenues

Revenues by segment

Compared to the first quarter of 2003, Wireless Networks revenues increased 4 percent, Enterprise Networks revenues decreased 11 percent, Wireline Networks revenues decreased 12 percent and Optical Networks revenues increased 10 percent. Compared to the second quarter of 2002, Wireless Networks revenues decreased 12 percent, Enterprise Networks revenues decreased 14 percent, Wireline Networks revenues decreased 16 percent and Optical Networks revenues decreased 27 percent.

Revenues by geographic region

Compared to the first quarter of 2003, the United States decreased 5 percent, the Europe, Middle East and Africa region (EMEA) decreased 9 percent, Canada increased 6 percent and Other increased 10 percent. Compared to the second quarter of 2002, the United States decreased 24 percent, Canada decreased 31 percent and EMEA decreased 8 percent while Other increased 4 percent.

Gross margin

Gross margin was 43.7 percent of sales in the second quarter of 2003, up from 42.9 percent in the first quarter of 2003, and 34.5 percent in the second quarter of 2002.

Expenses

Selling, general and administrative expenses were US$416 million in the second quarter of 2003, which included a benefit of approximately US$51 million related to the reduction in provisions associated with the collection in the quarter of certain customer financing receivables. Including this benefit, SG&A expenses were down approximately US$71 million compared to the first quarter of 2003 and approximately US$351 million compared to the second quarter of 2002.

Research and development expenses were US$479 million in the second quarter of 2003, compared to US$489 million for the first quarter of 2003 and US$579 million for the second quarter of 2002.

Six-Month Results

For the first half of 2003, revenues from continuing operations were US$4.73 billion compared to US$5.69 billion for the same period in 2002. Nortel Networks reported net earnings of US$40 million, or US$0.01 per common share for the first half of 2003, compared to a net loss of US$1.54 billion, or US$0.46 per common share, in the first six months of 2002. These results included US$190 million of net earnings from discontinued operations – net of tax; US$139 million of special charges for restructuring; and an aggregate of US$73 million (net of tax) for the amortization of acquired technology and deferred stock option compensation associated with acquisitions.

Other Matters

Given in 2003 relatively minor amounts may have greater effect on reported results, the Company has initiated a comprehensive review and analysis of its assets and liabilities. The outcome of the activity may result in the elimination of certain assets and liabilities but is not expected to have a negative impact to net assets. No amounts relating to the elimination of any such assets and liabilities have been included in the results for the second quarter of 2003.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Enterprise Networks, Wireline Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. This press release and more information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the continued reductions in spending by our customers; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; negative impacts on our gross margins; the ability to recruit and retain qualified employees; fluctuations in cash flow; the level of outstanding debt and our current debt ratings; the ability to meet the financial covenant in our credit facilities; the use of cash collateral to support our normal course business activities; the dependence on our subsidiaries for funding; the impact of our defined benefit plans and our deferred tax assets on our results of operations, cash flows and compliance with our financial covenant; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of customer financing and commitments; stock market volatility; the impact of the New York Stock Exchange minimum listing requirements and the proposed consolidation of our common shares; the impact of acceleration or early settlement of our purchase contracts; the impact of supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-end-

*Nortel Networks, the Nortel Networks logo, the Globemark, OPTera, Passport, Shasta, and Succession are trademarks of Nortel Networks.

Nortel Networks will host a teleconference/audio webcast to discuss Q2 2003 Results.

TIME:     5:00 PM – 6:00 PM EDT on Thursday July 24, 2003

To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	888-211-4395	www.nortelnetworks.com/2q2003
International:	212-231-6007

Replay:
(Available one hour after the conference until 11:59 pm EDT, August 6, 2003)

North America: International: Webcast:	800-383-0935 402-530-5545 http://www.nortelnetworks.com/2q2003	Passcode: 21107576# Passcode: 21107576#

NORTEL NETWORKS CORPORATION
Consolidated Results (unaudited)
(millions of U.S. dollars, except per share amounts)

	U.S. GAAP

	Three months ended		Six months ended
	June 30,		June 30,

	2003(1)	2002	2003(1)	2002

Revenues	$2,326	$2,773	$4,725	$5,685
Cost of revenues(2)	1,310	1,815	2,680	3,969

Gross profit	1,016	958	2,045	1,716

Selling, general and administrative expense(2)	416	767	903	1,511
Research and development expense(2)	479	579	968	1,174
Amortization of acquired technology	33	41	66	84
Deferred stock option compensation	17	21	32	46
Special charges	5	403	139	890
Gain on sale of businesses	—	—	—	(14)

Operating earnings (loss)	66	(853)	(63)	(1,975)

Other income (expense) — net	6	(9)	54	(28)
Interest expense
Long-term debt	(44)	(55)	(89)	(113)
Other	(2)	(9)	(9)	(21)

Earnings (loss) from continuing operations before income taxes	26	(926)	(107)	(2,137)

Income tax benefit	7	229	9	603

	33	(697)	(98)	(1,534)
Minority interests — net of tax(3)	(27)	10	(25)	10
Equity in net loss of associated companies — net of tax	(20)	(10)	(27)	(14)

Net loss from continuing operations	(14)	(697)	(150)	(1,538)

Net earnings from discontinued operations — net of tax	—	—	190	—

Net earnings (loss)	$(14)	$(697)	$40	$(1,538)

Basic and diluted earnings (loss) per common share(4)(5)
- from continuing operations	$0.00	$(0.20)	$(0.03)	$(0.46)
- from discontinued operations	0.00	0.00	0.04	0.00

Basic and diluted earnings (loss) per common share(4)(5)	$0.00	$(0.20)	$0.01	$(0.46)

Weighted average number of common shares (millions)
- basic(4)	4,336	3,450	4,336	3,333
- diluted(5)	4,336	3,450	4,336	3,333

(1)	These unaudited consolidated results for the three months and six months ended June 30, 2003 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the three months and six months ended June 30, 2003.

(2)	Effective January 1, 2003, Nortel Networks adopted prospectively the fair value accounting for stock options. The stock option expense for the three months and six months ended June 30, 2003 was $7 and $12, respectively.

(3)	Previously included as a component of Other income (expense) — net.

(4)	The basic weighted average number of common shares included the minimum number of common shares to be issued upon settlement of the prepaid forward purchase contracts issued on June 12, 2002. The minimum number of common shares to be issued on a weighted basis for the three months ended June 30, 2003 and 2002 were 455 and 101 (in millions), respectively. The minimum number of common shares to be issued on a weighted basis for the six months ended June 30, 2003 and 2002 were 468 and 51 (in millions), respectively.

(5)	As a result of the reported net losses from continuing operations for the three months ended June 30, 2003 and June 30, 2002, approximately 191 and 198 (in millions), respectively, of potentially dilutive securities were not included in the calculation of diluted loss per common share because to do so would have been anti-dilutive. Also, as a result of the reported net losses from continuing operations for the six months ended June 30, 2003 and 2002, approximately 191 and 192 (in millions), respectively, of potentially dilutive securities were not included in the calculation of diluted loss per common share because to do so would have been anti-dilutive.

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets (unaudited)
(millions of U.S. dollars)

	U.S. GAAP

	June 30,	March 31,	December 31,
	2003(1)	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$4,190	$3,999	$3,861
Restricted cash and cash equivalents	115	227	249
Accounts receivable (less provisions of $355 at June 30, 2003, $403 at March 31, 2003, $477 at December 31, 2002)	1,717	1,857	1,910
Inventories – net	830	846	889
Income taxes recoverable	57	60	58
Deferred income taxes – net	400	785	791
Other current assets	439	420	718

Total current assets	7,748	8,194	8,476

Investments	209	211	246
Plant and equipment – net	1,380	1,397	1,444
Goodwill	2,202	2,201	2,201
Intangible assets – net	33	65	98
Deferred income taxes – net	3,600	3,040	2,723
Other assets(2)	669	786	783

Total assets	$15,841	$15,894	$15,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$48	$78	$100
Trade and other accounts payable	802	776	902
Payroll and benefit-related liabilities	635	668	521
Contractual liabilities	1,355	1,458	1,547
Restructuring	637	702	785
Other accrued liabilities	2,560	2,668	2,894
Long-term debt due within one year	184	234	233

Total current liabilities	6,221	6,584	6,982

Long-term debt	3,694	3,664	3,719
Deferred income taxes – net	488	487	344
Other liabilities	2,416	2,413	2,352

	12,819	13,148	13,397

Minority interest in subsidiary companies	623	606	614
SHAREHOLDERS’ EQUITY
Common shares, without par value – Authorized shares: unlimited; Issued and outstanding shares: 3,945,270,970 at June 30, 2003, 3,862,915,463 at March 31, 2003 and 3,850,284,146 at December 31, 2002	33,726	33,620	33,587
Additional paid-in capital	3,587	3,690	3,734
Deferred stock option compensation	(53)	(70)	(96)
Deficit	(33,696)	(33,682)	(33,736)
Accumulated other comprehensive loss	(1,165)	(1,418)	(1,529)

Total shareholders’ equity	2,399	2,140	1,960

Total liabilities and shareholders’ equity	$15,841	$15,894	$15,971

(1)	The unaudited consolidated balance sheet as at June 30, 2003 is preliminary and is subject to change. Nortel Networks disclaims any intention or obligation to update or revise such balance sheet prior to the filing of its reported results for the three months and six months ended June 30, 2003.

(2)	Included in Other assets were provisions related to long-term accounts receivable of $324 at June 30, 2003, $682 at March 31, 2003 and $781 at December 31, 2002.

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows (unaudited)
(millions of U.S. dollars)

	U.S. GAAP

	Three months ended		Six months ended
	June 30,		June 30,

	2003(1)	2002	2003(1)	2002
Cash flows from (used in) operating activities
Net loss from continuing operations	$(14)	$(697)	$(150)	$(1,538)
Adjustments to reconcile net loss from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	139	185	279	384
Non-cash portion of special charges and related asset write downs	(21)	285	(26)	382
Equity in net loss of associated companies	20	10	27	14
Current and deferred stock option compensation	24	21	44	46
Deferred income taxes	—	(231)	(6)	(614)
Other liabilities	39	7	65	(30)
Gain on repurchases of outstanding debt securities	—	—	(4)	—
(Gain) loss on sale or write down of investments and businesses	9	(4)	42	(26)
Other – net	(107)	137	(78)	206
Change in operating assets and liabilities:
Accounts receivable	139	371	186	544
Inventories	6	36	117	126
Income taxes	10	750	5	1,280
Restructuring	(153)	(294)	(343)	(665)
Accounts payable and accrued liabilities	(182)	(232)	(335)	(90)
Other operating assets and liabilities	(37)	(130)	(32)	(237)

Net cash from (used in) operating activities of continuing operations	(128)	214	(209)	(218)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(38)	(105)	(56)	(208)
Proceeds on disposals of plant and equipment	15	32	21	76
Decrease in restricted cash and cash equivalents	124	—	144	—
Increase in long-term receivables	(2)	(103)	(11)	(210)
Decrease in long-term receivables	192	16	197	105
Acquisitions of investments and businesses – net of cash acquired	—	(6)	(2)	(25)
Proceeds on sale of investments and businesses	1	14	8	73

Net cash from (used in) investing activities of continuing operations	292	(152)	301	(189)

Cash flows from (used in) financing activities
Decrease in notes payable – net	(1)	(66)	(18)	(77)
Proceeds from long-term debt	—	20	—	31
Repayments of long-term debt	(51)	(4)	(94)	(6)
Decrease in capital leases payable	(1)	(1)	(2)	(5)
Issuance of common shares	—	857	—	862
Issuance of prepaid forward purchase contracts	—	623	—	623

Net cash from (used in) financing activities of continuing operations	(53)	1,429	(114)	1,428

Effect of foreign exchange rate changes on cash and cash equivalents	60	52	78	46

Net cash from continuing operations	171	1,543	56	1,067
Net cash from discontinued operations	20	237	273	289

Net increase in cash and cash equivalents	191	1,780	329	1,356

Cash and cash equivalents at beginning of period – net	3,999	3,089	3,861	3,513

Cash and cash equivalents at end of period – net	$4,190	$4,869	$4,190	$4,869

(1)	The unaudited consolidated statements of cash flows for the three months and six months ended June 30, 2003 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise such statements of cash flows prior to the filing of its reported results for the three months and six months ended June 30, 2003.

NORTEL NETWORKS CORPORATION
Consolidated Results (unaudited) (1)
Supplementary Information
(millions of U.S. dollars)

Revenue

	U.S. GAAP

	Three months ended			Six months ended
	June 30,			June 30,

	2003	2002(2)	% Change	2003	2002(2)	% Change

By segment:
Wireless Networks	$987	$1,123	(12%)	$1,940	$2,259	(14%)
Enterprise Networks	547	636	(14%)	1,160	1,311	(12%)
Wireline Networks	494	588	(16%)	1,056	1,270	(17%)
Optical Networks	298	406	(27%)	568	812	(30%)
Other	—	20	(100%)	1	33	(97%)

Total	$2,326	$2,773		$4,725	$5,685

	U.S. GAAP

	Three months ended			Six months ended
	June 30,			June 30,

	2003	2002	% Change	2003	2002	% Change

By geographic region:(3)
United States	$1,138	$1,490	(24%)	$2,342	$2,896	(19%)
EMEA(4)	583	632	(8%)	1,224	1,356	(10%)
Canada	138	201	(31%)	268	420	(36%)
Other	467	450	4%	891	1,013	(12%)

Total	$2,326	$2,773		$4,725	$5,685

Percentage change in revenue by segment and geographic region(2)(3)

	U.S. GAAP

	Q2 2003 vs Q1 2003

	United States	EMEA	Canada	Asia Pacific	CALA(5)	Total

By segment and geographic region:
Wireless Networks	(2%)	(11%)	51%	87%	(28%)	4%
Enterprise Networks	(8%)	(14%)	(21%)	(2%)	(32%)	(11%)
Wireline Networks	(26%)	10%	6%	0%	(12%)	(12%)
Optical Networks	77%	(26%)	(10%)	1%	17%	10%
Other	0%	0%	0%	0%	(100%)	(74%)
Total	(5%)	(9%)	6%	27%	(23%)	(3%)

	U.S. GAAP

	Q2 2003 vs Q2 2002

	United States	EMEA	Canada	Asia Pacific	CALA	Total

By segment and geographic region:
Wireless Networks	(25%)	17%	(45%)	49%	(9%)	(12%)
Enterprise Networks	(17%)	(5%)	(13%)	(13%)	(35%)	(14%)
Wireline Networks	(21%)	1%	21%	(34%)	(50%)	(16%)
Optical Networks	(29%)	(44%)	(63%)	32%	(7%)	(27%)
Vther	(98%)	(100%)	100%	103%	0%	(99%)
Total	(24%)	(8%)	(31%)	15%	(22%)	(16%)

(1)	These unaudited consolidated results are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary consolidated results prior to the filing of its reported results for the three months and six months ended June 30, 2003.

(2)	Certain historical revenues by segment between Wireline Networks and Other have been revised to reflect reclassifications of certain minor product portfolios during the first quarter of 2003. Overall consolidated Nortel Networks revenues and revenues by geographic regions for the relevant periods were not impacted by these reclassifications.

(3)	Revenues were attributable to geographic regions based on the location of the customer.

(4)	The Europe, Middle East and Africa region.

(5)	The Caribbean and Latin America region.

NORTEL NETWORKS CORPORATION
Consolidated Results (unaudited)(1)
Supplementary Information

Days sales outstanding (DSO)

	Q2 2003
Accounts receivables X 90 days Revenue for the period	66	DSO

	Q1 2003
	70	DSO

Inventory turnover

	Q2 2003
Cost of revenues for the period Average inventory(2)	1.5632	turns

	Q1 2003
	1.5793	turns

Inventory Days

	Q2 2003
90 days Inventory turnover	58	days

	Q1 2003
	57	days

(1)	These unaudited consolidated results are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary consolidated results prior to the filing of its reported results for the three months and six months ended June 30, 2003.

(2)	For Q2 2003, “Average inventory” represents the sum of inventories — net as at March 31, 2003 and inventories — net as at June 30, 2003 divided by two. For Q1 2003, “Average inventory” represents the sum of inventories — net as at December 31, 2002 and inventories — net as at March 31, 2003 divided by two.